File No. 70-9021



                               SECURITIES AND EXCHANGE COMMISSION

                                     Washington, D.C. 20549

                                _________________________________

                                 POST-EFFECTIVE AMENDMENT NO. 1
                                               TO
                                            FORM U-1
                               __________________________________

                                   APPLICATION OR DECLARATION

                                            under the

                           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                              * * *

                              AMERICAN ELECTRIC POWER COMPANY, INC.
                                       AEP RESOURCES, INC.
                             1 Riverside Plaza, Columbus, Ohio 43215
                       (Name of company or companies filing this statement
                          and addresses of principal executive offices)

                                              * * *

                              AMERICAN ELECTRIC POWER COMPANY, INC.
                             1 Riverside Plaza, Columbus, Ohio 43215
                             (Name of top registered holding company
                             parent of each applicant or declarant)

                                              * * *


                                 Susan Tomasky, General Counsel
                          AMERICAN ELECTRIC POWER SERVICE CORPORATION
                             1 Riverside Plaza, Columbus, Ohio 43215
                           (Names and addresses of agents for service)


                                Jeffrey D. Cross, General Counsel
                                       AEP RESOURCES, INC.
                             1 Riverside Plaza, Columbus, Ohio 43215
                           (Names and addresses of agents for service)



        American Electric Power Company, Inc. ("American"), a registered holding company under the Public Utility Holding Company
Act of 1935, as amended, and its subsidiary, AEP Resources, Inc.
("Resources"), hereby amend their Application or Declaration on Form U-1 in File No. 70-9021 as follows:
        1. By adding the following at the end of Item 1. Description of Proposed Transaction:
        "F. Acquisition of Intermediate Subsidiaries and Certain Other Special Purpose Subsidiaries.

               American and Resources hereby request authority to make investments from time to time through December 31, 2000, in Exempt
Projects and QFs directly or indirectly through one or more subsidiaries (hereinafter referred to as 'Intermediate
Subsidiaries') that are organized exclusively for that purpose;
provided, however, that such subsidiaries may also provide project development and management services for Resources and its subsidiaries. In addition, American and Resources request authority for any existing Project Parent to perform such services.
Any direct or indirect investment in an Intermediate Subsidiary organized to acquire or hold an Exempt Project will be treated for purposes of Rule 53 as if it were an investment in such Exempt
Project.
               American and Resources also request approval to acquire from time to time through December 31, 2000, directly or indirectly, the securities of or other interest in one or more subsidiaries ('Special Purpose Subsidiaries') organized exclusively for the purpose of engaging in the activities that Resources is currently authorized to engage in under the terms of the order of the Commission dated June 6, 1989 (HCAR No. 24898) and supplemental orders dated October 8, 1993 (HCAR No. 25905) and February 4, 1994
(HCAR No. 25984) with respect to File No. 70-7622, as detailed in
Item 1.A.(1), supra, including preliminary project development and marketing, project management and administration, and rendering services to both associate Exempt Projects and QFs and to non-associates. American and Resources anticipate that Special Purpose Subsidiaries will be needed in order to establish and manage foreign project development offices, and to provide operations and maintenance, construction or asset management services, whether to an associate Exempt Project or QF or to a non-associate company.
Creating separate subsidiaries for such purposes serves to isolate the risks of one activity from others, and may be necessary to satisfy the requirements of applicable foreign or U.S. laws.
               All services rendered by Special Purpose Subsidiaries to non-affiliates will be based upon the fair market value thereof and will be subject to such other terms, conditions and standards of performance as are negotiated on a case-by-case basis, taking into account the kind and scope of services involved, the duration of the contract, the levels of warranties and indemnities that may be negotiated, and other factors that are unique to each transaction.
               Similarly, American and Resources propose that Intermediate Subsidiaries, Project Parents and Special Purpose
Subsidiaries provide their respective services and sell goods to any subsidiary of Resources that is an EWG, FUCO or QF at fair market prices, and requests an exemption under Section 13(b) from the requirements of Rules 90 and 91 as applicable to such transaction in any case in which any one or more of the following circumstances shall apply:
               (1) Such entity is a FUCO, or is an EWG which derives no part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale within the Untied States; or

               (2) Such entity is an EWG which sells electricity at market-based rates which have been approved by the Federal Energy Regulatory Commission ('FERC') or the appropriate state public utility commission, provided that the purchaser of such electricity is not an associate company within the American Electric Power System;

               (3) Such entity is a QF that sells electricity exclusively (i) at rates negotiated at arms'-length to one or more industrial or commercial customers purchasing such electricity for their own use, and/or (ii) to an electric utility company not an associate company within the American Electric Power System at the purchaser's 'avoided cost' as determined in accordance with the regulations under the Public Utility Regulatory Policies Act of 1978; or

               (4) Such entity is an EWG or QF that sells electricity at rates based upon its cost of service, as approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser of such electricity is not an associate company within the American Electric Power System.

               Intermediate Subsidiaries, Project Parents and Special Purpose Subsidiaries will provide services and goods to Resources and associate non-utility subsidiaries in the American Electric
Power System that do not satisfy any of the above circumstances at 'cost' in accordance with Section 13(b) of the 1935 Act and Rules
90 and 91 thereunder.  The Commission previously authorized such cost and fair market value pricing for AEP Energy Services, Inc., a wholly-owned subsidiary of American, in American Electric Power Company, Inc., et al., HCAR No. 26267 (April 5, 1995).
               American and Resources further request authorization to acquire from time to time through December 31, 2000, directly or indirectly, the securities of, or other interests in, one or more financing subsidiaries ('Financing Subsidiaries'). Regulatory and taxation concerns may make the use of such Finance Subsidiaries desirable in connection with the financing by Resources and its direct and indirect subsidiaries of interests in Exempt Projects in certain jurisdictions.
               Finance Subsidiaries would be wholly-owned by Project Parents or Intermediate Subsidiaries and would issue securities in the public or private capital markets both in the U.S. and abroad.
The proceeds of any such securities issuance by a Finance
Subsidiary would be loaned to the Project Parent or Intermediate Subsidiary owner of such Finance Subsidiary pursuant to loan documentation. The Project Parent or Intermediate Subsidiary will provide the Finance Subsidiary with payments on the Project
Parent's or Intermediate Subsidiary's loan which will allow
repayment of the Finance Subsidiary's obligations under the
securities it has issued. The exclusive function and business activity of any Finance Subsidiary will be the issuance of its securities, loaning of the proceeds to its Project Parent or Intermediate Subsidiary owner and transactions incidental thereto. Although a Finance Subsidiary would not hold the securities of an Exempt Project, it would serve exclusively as a 'captive' financing adjunct of the Project Parent or Intermediate Subsidiary that will hold such securities. Using a Finance Subsidiary to finance the activities contemplated in the Application and the Orders will provide, in each case in which a Finance Subsidiary is used, a
Project Parent or Intermediate Subsidiary with economic advantages it could not attain without the use of a Finance Subsidiary."
        2.     By supplying the following exhibit:
        Exhibit G-1                                 Form of Notice

                                            SIGNATURE
        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
                              AMERICAN ELECTRIC POWER COMPANY, INC.
                              AEP RESOURCES, INC.


                              By_/s/ A. A. Pena___________________
                                            Treasurer


Dated:  August 20, 1998



                                                                   Exhibit G-1


                                    UNITED STATES OF AMERICA
                                           before the
                               SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.          /             , 1998


_____________________________________________
                                             :
In the Matter of                             :
                                             :
AMERICAN ELECTRIC POWER COMPANY, INC.        :
AEP RESOURCES, INC.                          :
1 Riverside Plaza                            :
Columbus, Ohio 43215                         :
                                             :
(70-9021)                                    :
_____________________________________________:


NOTICE OF PROPOSED FINANCING OF POWER PROJECTS

American Electric Power Company, Inc. ("American"), a registered holding company, and AEP Resources, Inc. ("Resources"), a subsidiary of American, (American and Resources sometimes hereinafter collectively referred to as the "Applicants") have filed with the Commission an Application or Declaration pursuant to the Public Utility Holding Company Act of 1935 (the "Act"), designating Sections 6(a), 7, 9(a), 12(b), 32 and 33 and Rules 45, 53 and 54 promulgated thereunder as applicable the proposed transactions.

American, through its direct and indirect subsidiaries, is engaged in development activities (including preliminary studies, research, investigation and consulting) pertaining to independent power facilities, including, among other things, exempt wholesale generators ("EWGs") as defined in Section 32 of the Act, and foreign utility companies ("FUCOs"), as defined in Section 33 of the Act.

American is currently authorized under the terms of HCAR No. 26864 (April 27, 1998) to use the net proceeds of common stock sales and borrowings to acquire, directly or indirectly, the securities of, or other interests in, EWGs and FUCOs, and to issue guarantees of the obligations of such entities in an aggregate amount that, when added to American's direct and indirect "aggregate investments", as defined, in all EWGs and FUCOs, would not at any time exceed 100% of American's "consolidated retained earnings", as defined.

American and Resources request authority to make investments from time to time through December 31, 2000, in Exempt Projects and QFs directly or indirectly through one or more subsidiaries (hereinafter referred to as "Intermediate Subsidiaries") that are organized exclusively for that purpose; provided, however, that such subsidiaries may also provide project development and management services for Resources and its subsidiaries. In addition, American and Resources request authority for any existing Project Parent to perform such services. Any direct or indirect investment in an Intermediate Subsidiary organized to acquire or hold an Exempt Project will be treated for purposes of Rule 53 as if it were an investment in such Exempt Project.

American and Resources also request approval to acquire from time to time through December 31, 2000, directly or indirectly, the securities of or other interest in one or more subsidiaries ("Special Purpose Subsidiaries") organized exclusively for the purpose of engaging in the activities that Resources is currently authorized to engage in under the terms of the order of the Commission dated June 6, 1989 (HCAR No. 24898) and supplemental orders dated October 8, 1993 (HCAR No. 25905) and February 4, 1994 (HCAR No. 25984) with respect to File No. 70-7622, including preliminary project development and marketing, project management and administration, and rendering services to both associate Exempt Projects and QFs and to non-associates.

All services rendered by Special Purpose Subsidiaries to non-affiliates will be based upon the fair market value thereof and will be subject to such other terms, conditions and standards of performance as are negotiated on a case-by-case basis, taking into account the kind and scope of services involved the duration of the contract, the levels of warranties and indemnities that may be negotiated, and other factors that are unique to each transaction.

Similarly, American and Resources propose that Intermediate Subsidiaries, Project Parents and Special Purpose Subsidiaries provide their respective services and sell goods to any subsidiary of Resources that is an EWG, FUCO or QF at fair market prices, and requests an exemption under Section 13(b) from the requirements of Rules 90 and 91 as applicable to such transaction in any case in which any one or more of the following circumstances shall apply:

        (1) Such entity is a FUCO, or is an EWG which derives no part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale within the Untied States; or

        (2) Such entity is an EWG which sells electricity at market-based rates which have been approved by the Federal Energy
Regulatory Commission ("FERC") or the appropriate state public utility commission, provided that the purchaser of such electricity is not an associate company within the American Electric Power
System;


        (3)    Such entity is a QF that sells electricity exclusively
(i) at rates negotiated at arms'-length to one or more industrial or commercial customers purchasing such electricity for their own use, and/or (ii) to an electric utility company, other than any associate company within the American Electric Power System, at the purchaser's "avoided cost" as determined in accordance with the regulations under the Public Utility Regulatory Policies Act of
1978; or

        (4) Such entity is an EWG or QF that sells electricity at rates based upon its cost of service, as approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser of such electricity is not an associate company within the American Electric Power System.

Intermediate Subsidiaries, Project Parents and Special Purpose Subsidiaries will provide services and goods to Resources and associate non-utility subsidiaries in the American Electric Power System that do not satisfy any of the above circumstances at "cost" in accordance with Section 13(b) of the 1935 Act and Rules 90 and 91 thereunder.

American and Resources further request authorization to acquire from time to time through December 31, 2000, directly or indirectly, the securities of, or other interests in, one or more financing subsidiaries ("Financing Subsidiaries"). Regulatory and taxation concerns may make the use of such Finance Subsidiaries desirable in connection with the financing by Resources and its direct and indirect subsidiaries of interests in Exempt Projects in certain jurisdictions.

Finance Subsidiaries would be wholly-owned by Project Parents or Intermediate Subsidiaries and would issue securities in the public or private capital markets both in the U.S. and abroad. The proceeds of any such securities issuance by a Finance Subsidiary would be loaned to the Project Parent or Intermediate Subsidiary owner of such Finance Subsidiary pursuant to loan documentation. The Project Parent or Intermediate Subsidiary will provide the Finance Subsidiary with payments on the Project Parent's or Intermediate Subsidiary's loan which will allow repayment of the Finance Subsidiary's obligations under the securities it has issued. The exclusive function and business activity of any Finance Subsidiary will be the issuance of its securities, loaning of the proceeds to its Project Parent or Intermediate Subsidiary owner and transactions incidental thereto. Although a Finance Subsidiary would not hold the securities of an Exempt Project, it would serve exclusively as a 'captive' financing adjunct of the Project Parent or Intermediate Subsidiary that will hold such securities. Using a Finance Subsidiary to finance the activities contemplated in the Application and the Orders will provide, in each case in which a Finance Subsidiary is used, a Project Parent or Intermediate Subsidiary with economic advantages it could not attain without the use of a Finance Subsidiary.


The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request
a hearing should submit their views in writing by September   ,
1998 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the declarant at the address specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application or Declaration, as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary